Exhibit 99.1

News Release

Air Products and Chemical, Inc

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products Reports Fiscal Q2 Financial Results

Second Quarter Summary

•	Non-GAAP adjusted EPS of $1.39* within previous guidance range

•	Non-GAAP adjusted EPS from continuing operations of $1.31*, up 4% versus prior quarter

•	Cost reduction actions drive charge of $60 million after tax

•	Quarterly dividend increased for 30th consecutive year

•	Capital spending expectation of $2.2 billion at high end of range with new project success

LEHIGH VALLEY, Pa. (April 24, 2012) – Air Products (NYSE:APD) today reported net income of $281 million* and diluted earnings per share (EPS) of $1.31* on a non-GAAP, continuing operations basis, for its fiscal second quarter ended March 31, 2012. This excludes: a $0.28 per share charge for cost reduction actions, mostly in Europe; a $0.27 per share tax benefit resulting from a non-cash Spanish tax ruling; and $0.08 per share of earnings from the Homecare Business, which has been reclassified to discontinued operations.

The discussion of second quarter results and guidance in this release is based on non-GAAP continuing operations comparisons that exclude these items. A reconciliation can be found at the end of this release.*

Second quarter revenues of $2,344 million decreased two percent versus prior year, primarily on lower energy pass-through and a stronger dollar. Underlying sales were up two percent on higher Tonnage Gases volumes and improved pricing in Merchant Gases. Operating income of $375 million was down six percent and operating margin of 16% decreased 60 basis points versus prior year, primarily due to volume mix between the businesses.

Sequentially, sales increased one percent, with underlying sales up 3%, primarily due to increased volumes in Performance Materials and Equipment. Operating income was up six percent and operating margin increased 80 basis points, mainly due to higher Performance Materials and Tonnage Gases volumes.

Commenting on the quarter, John McGlade, chairman, president and chief executive officer, said, “Overall, second quarter volumes were below our expectations, as business activity did not pick up as much as we expected. With Europe in recession, we have taken actions to improve our business portfolio and cost positions. While our volumes were held down by lower demand, we did see positive impact from our pricing efforts and new plants.”

Second Quarter Segment Performance

•

Merchant Gases sales of $884 million decreased three percent and operating income of $153 million declined eight percent versus prior year, with positive pricing offset by weaker volumes in all regions and currency impacts.

•

Tonnage Gases sales of $784 million decreased two percent versus the prior year, with lower energy pass-through, mostly offset by improved volumes of seven percent. Operating income of $125 million was up four percent from the prior year driven by the volume growth.

•

Electronics and Performance Materials sales of $567 million declined two percent versus the prior year, primarily due to weaker Electronics volumes, partially offset by stronger Performance Materials volumes. Operating income of $86 million was down seven percent versus prior year, primarily due to lower volumes and higher raw material costs in Electronics. These were partially offset by higher Performance Materials volumes.

•

Equipment and Energy sales of $110 million were down three percent versus prior year due to lower project activity. Operating income of $10 million declined 56 percent from the prior year on lower LNG activity. Equipment sales backlog is up 69 percent versus prior year.

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Outlook

Looking ahead, McGlade said, “We are entering the second half of the year at lower levels of business activity than originally anticipated, reducing growth in both sales and earnings for fiscal 2012. We still expect both to pick up during the second half of 2012 and into 2013. Our capital spending for this year is anticipated to come in at the high end of our range at approximately $2.2 billion. We expect to sign a record amount of new business this year and to continue to deliver gains in productivity that will contribute to strong, profitable growth.”

Air Products expects third quarter adjusted EPS from continuing operations to be between $1.40 and $1.45 per share. The company’s adjusted guidance for continuing operations for fiscal 2012 is $5.47 to $5.60 per share. This includes a $0.30 per share reduction for the movement of Homecare to discontinued operations.

Access the Q2 earnings teleconference scheduled for 10:00 a.m. Eastern Time on April 24 by calling 719-325-2286 and entering pass code 5287449, or listen on the Web at: http://investors.airproducts.com/phoenix.zhtml?c=92444&p=quarterlyearnings

Air Products (NYSE:APD) provides atmospheric, process and specialty gases; performance materials; equipment; and technology. For over 70 years, the company has enabled customers to become more productive, energy efficient and sustainable. More than 18,000 employees in over 40 countries supply innovative solutions to the energy, environment and emerging markets. These include semiconductor materials, refinery hydrogen, coal gasification, natural gas liquefaction, and advanced coatings and adhesives. In fiscal 2011, Air Products had sales of approximately $10 billion. For more information, visit www.airproducts.com.

Note: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including earnings guidance, projections, targets and business outlook. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, slowing of global economic recovery; renewed deterioration in global or regional economic and business conditions; weakening demand for the Company’s products; future financial and operating performance of major customers and industries served by the Company; unanticipated contract terminations or customer cancellations or postponement of projects and sales; the success of commercial negotiations; asset impairments due to economic conditions or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; successful development and market acceptance of new products and applications; the ability to attract, hire and retain qualified personnel in all regions of the world where the Company operates; the success of productivity programs; the success and impact of restructuring and cost reduction initiatives; achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting guidance; the impact on the effective tax rate of changes in the mix of earnings among our U.S. and international operations; and other risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2011. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

Media Inquiries:

George Noon, tel: (610) 481-1990; e-mail: noong@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.

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*	The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which our management uses internally to evaluate our baseline performance on a comparable basis. Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.

CONSOLIDATED RESULTS
	Q2
	Continuing Operations
2012 Q2 vs. 2011 Q2	Operating Income	Operating Margin	Income	Diluted EPS	Net Income	Diluted EPS
2012 GAAP	$287.9	12.3%	$279.0	$1.30	$296.0	$1.38
2011 GAAP	393.8	16.4%	285.7	1.31	304.3	1.39
Change GAAP	$(105.9)	(410bp )	$(6.7)	$(.01)	$(8.3)	$(.01)
% Change GAAP	(27)%		(2)%	(1)%	(3)%	(1)%

2012 GAAP	$287.9	12.3%	$279.0	$1.30	$296.0	$1.38
Cost reduction plan (tax impact $26.2) (a)	86.8	3.7%	60.6	.28	60.6	.28
Q2 Spanish tax ruling	—	—	(58.3)	(.27)	(58.3)	(.27)
2012 Non-GAAP Measure	$374.7	16.0%	$281.3	$1.31	$298.3	$1.39

2011 GAAP	$393.8	16.4%	$285.7	$1.31	$304.3	$1.39
Net loss on Airgas transaction (tax impact $.6) (b)	5.0	.2%	4.4	.02	4.4	.02
2011 Non-GAAP Measure	$398.8	16.6%	$290.1	$1.33	$308.7	$1.41

Change Non-GAAP Measure	$(24.1)	(60bp )	$(8.8)	(.02)	$(10.4)	$(.02)
% Change Non-GAAP Measure	(6)%		(3)%	(2)%	(3)%	(1)%

	Continuing Operations
2012 Q2 vs. 2012 Q1	Operating Income	Operating Margin	Income	Diluted EPS
2012 Q2 GAAP	$287.9	12.3%	$279.0	$1.30
2012 Q1 GAAP	353.7	15.2%	225.9	1.06
Change GAAP	$(65.8)	(290bp )	$53.1	$.24
% Change GAAP	(19)%		24%	23%

2012 Q1 GAAP	$353.7	15.2%	$225.9	$1.06
Q1 Spanish tax settlement	—	—	43.8	.20
2012 Q1 Non-GAAP Measure	$353.7	15.2%	$269.7	$1.26

Change Non-GAAP Measure	$21.0	80bp	$11.6	$.05
% Change Non-GAAP Measure	6%		4%	4%

	Q3 2012	2012 Forecast
2012 Guidance GAAP (c)	$1.40 to $1.45	$5.26 to $5.39
Q1 Spanish tax settlement		.20
Cost reduction plan (tax impact $26.2)		.28
Q2 Spanish tax ruling		(.27)
2012 Guidance Non-GAAP Measure	$1.40 to $1.45	$5.47 to $5.60

(a)	Based on average statutory tax rate of 30.17%.
(b)	Based on statutory tax rate of 36.57%, including impact of tax rate adjustment for 2010 and first quarter 2011 costs.
(c)	Guidance is on a continuing operations basis.

Capital Expenditures

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases. Certain facilities that are built to provide product to a specific customer are required to be accounted for as capital leases and such spending is reflected as a use of cash within cash provided by operating activities.

FY 2011
Capital expenditures – GAAP basis	$1,408.3
Capital lease expenditures	173.5
Capital expenditures – Non-GAAP basis	$1,581.8

2012 Forecast
Capital expenditures – GAAP Measure	$1,700 to $1,900
Capital lease expenditures	200 to 300
Capital expenditures – Non-GAAP Measure	$1,900 to $2,200

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended 31 March		Six Months Ended 31 March
(Millions of dollars, except for share data)	2012	2011	2012	2011
Sales	$2,344.3	$2,403.0	$4,665.8	$4,695.5
Cost of sales	1,715.8	1,748.2	3,438.1	3,417.8
Selling and administrative	237.3	242.0	468.4	468.5
Research and development	29.8	27.9	57.8	57.1
Cost reduction plan	86.8	—	86.8	—
Net loss on Airgas transaction	—	5.0	—	48.5
Other income, net	13.3	13.9	27.0	21.4
Operating Income	287.9	393.8	641.7	725.0
Equity affiliates’ income	35.5	31.7	72.6	59.5
Interest expense	29.4	29.4	58.8	60.4
Income from Continuing Operations before Taxes	294.0	396.1	655.5	724.1
Income tax provision	8.8	103.2	136.2	176.5
Income from Continuing Operations	285.2	292.9	519.3	547.6
Income from Discontinued Operations, net of tax	17.0	18.6	39.2	39.8
Net Income	302.2	311.5	558.5	587.4
Less: Net Income Attributable to Noncontrolling Interests	6.2	7.2	14.4	14.5
Net Income Attributable to Air Products	$296.0	$304.3	$544.1	$572.9

Net Income Attributable to Air Products
Income from continuing operations	$279.0	$285.7	$504.9	$533.1
Income from discontinued operations	17.0	18.6	39.2	39.8
Net Income Attributable to Air Products	$296.0	$304.3	$544.1	$572.9

Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.32	$1.34	$2.39	$2.49
Income from discontinued operations	.08	.08	.19	.19
Net Income Attributable to Air Products	$1.40	$1.42	$2.58	$2.68

Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.30	$1.31	$2.36	$2.44
Income from discontinued operations	.08	.08	.18	.18
Net Income Attributable to Air Products	$1.38	$1.39	$2.54	$2.62

Weighted Average of Common Shares Outstanding (in millions)	211.1	213.8	210.7	214.0
Weighted Average of Common Shares Outstanding
Assuming Dilution (in millions)	215.0	218.8	214.5	219.0
Dividends Declared Per Common Share – Cash	$.64	$.58	$1.22	$1.07

Other Data from Operations
Depreciation and amortization	$205.3	$207.4	$408.3	$415.3
Capital expenditures on a Non-GAAP basis (see page 9 for reconciliation)	466.7	373.4	864.8	732.2

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of dollars)	31 March 2012	30 September 2011
Assets
Current Assets
Cash and cash items	$319.5	$421.4
Trade receivables, net	1,381.8	1,361.6
Inventories	696.0	670.2
Contracts in progress, less progress billings	149.8	146.7
Prepaid expenses	105.2	77.5
Other receivables and current assets	373.3	269.2
Current assets of discontinued operations	317.3	243.2
Total Current Assets	3,342.9	3,189.8
Investment in net assets of and advances to equity affiliates	1,051.5	1,011.6
Plant and equipment, at cost	17,658.1	16,858.8
Less: accumulated depreciation	10,013.2	9,636.1
Plant and equipment, net	7,644.9	7,222.7
Goodwill	831.8	796.2
Intangible assets, net	276.0	260.5
Noncurrent capital lease receivables	1,166.5	1,042.8
Other noncurrent assets	367.2	478.2
Noncurrent assets of discontinued operations	275.0	288.9
Total Noncurrent Assets	11,612.9	11,100.9
Total Assets	$14,955.8	$14,290.7

Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,587.7	$1,599.7
Accrued income taxes	39.6	65.0
Short-term borrowings	353.0	561.8
Current portion of long-term debt	506.6	72.2
Current liabilities of discontinued operations	52.5	43.3
Total Current Liabilities	2,539.4	2,342.0
Long-term debt	3,879.8	3,927.5
Other noncurrent liabilities	1,453.7	1,500.0
Deferred income taxes	651.5	558.2
Noncurrent liabilities of discontinued operations	24.0	24.3
Total Noncurrent Liabilities	6,009.0	6,010.0
Total Liabilities	8,548.4	8,352.0
Total Air Products Shareholders’ Equity	6,262.7	5,795.8
Noncontrolling Interests	144.7	142.9
Total Equity	6,407.4	5,938.7
Total Liabilities and Equity	$14,955.8	$14,290.7

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended 31 March
(Millions of dollars)	2012	2011
Operating Activities
Net Income	$558.5	$587.4
Less: Net income attributable to noncontrolling interests	14.4	14.5
Net income attributable to Air Products	544.1	572.9
Income from discontinued operations	(39.2)	(39.8)
Income from continuing operations attributable to Air Products	504.9	533.1
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	408.3	415.3
Deferred income taxes	53.1	63.0
Benefit from Spanish tax ruling	(58.3)	—
Undistributed earnings of unconsolidated affiliates	(25.0)	(7.7)
Gain on sale of assets and investments	(5.1)	(6.6)
Share-based compensation	27.4	21.9
Noncurrent capital lease receivables	(109.9)	(98.4)
Net loss on Airgas transaction	—	48.5
Payment of acquisition-related costs	—	(153.8)
Other adjustments	48.1	50.5
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(13.9)	(75.1)
Inventories	(19.9)	(18.8)
Contracts in progress, less progress billings	(1.9)	42.6
Other receivables	14.2	11.3
Payables and accrued liabilities	5.9	(227.6)
Other working capital	(96.7)	8.5
Cash Provided by Operating Activities	731.2	606.7
Investing Activities
Additions to plant and equipment	(734.9)	(592.0)
Acquisitions, less cash acquired	(26.4)	—
Investment in and advances to unconsolidated affiliates	(21.2)	(24.2)
Proceeds from sale of Airgas stock	—	94.7
Proceeds from sale of assets and investments	12.5	51.3
Change in restricted cash	6.4	10.4
Cash Used for Investing Activities	(763.6)	(459.8)
Financing Activities
Long-term debt proceeds	400.1	43.0
Payments on long-term debt	(8.6)	(172.0)
Net (decrease) increase in commercial paper and short-term borrowings	(190.2)	340.9
Dividends paid to shareholders	(244.1)	(210.1)
Purchase of treasury shares	(53.1)	(350.0)
Proceeds from stock option exercises	75.9	72.6
Excess tax benefit from share-based compensation	18.5	18.6
Payment for subsidiary shares from noncontrolling interests	(58.4)	—
Other financing activities	(13.2)	.8
Cash Used for Financing Activities	(73.1)	(256.2)
Discontinued Operations
Cash provided by operating activities	20.0	20.0
Cash used for investing activities	(7.7)	(20.7)
Cash provided by financing activities	—	.3
Cash Provided by (Used for) Discontinued Operations	12.3	(.4)
Effect of Exchange Rate Changes on Cash	3.7	5.7
Decrease in Cash and Cash Items	(89.5)	(104.0)
Cash and Cash Items – Beginning of Year	422.5	374.3
Cash and Cash Items – End of Period	333.0	270.3
Less: Cash and Cash Items – Discontinued Operations	13.5	.3
Cash and Cash Items – Continuing Operations	$319.5	$270.0

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

	Three Months Ended 31 March		Six Months Ended 31 March
(Millions of dollars)	2012	2011	2012	2011
Sales to External Customers
Merchant Gases	$883.6	$914.4	$1,771.3	$1,803.0
Tonnage Gases	783.5	799.2	1,593.3	1,565.2
Electronics and Performance Materials	567.0	575.9	1,102.2	1,101.9
Equipment and Energy	110.2	113.5	199.0	225.4
Segment and Consolidated Totals	$2,344.3	$2,403.0	$4,665.8	$4,695.5

Operating Income
Merchant Gases	$152.5	$165.1	$318.8	$341.4
Tonnage Gases	125.4	120.9	236.8	236.5
Electronics and Performance Materials	85.5	91.6	163.6	160.6
Equipment and Energy	9.8	22.5	17.1	42.7
Segment total	$373.2	$400.1	$736.3	$781.2
Cost reduction plan	(86.8)	—	(86.8)	—
Net loss on Airgas transaction	—	(5.0)	—	(48.5)
Other (A)	1.5	(1.3)	(7.8)	(7.7)
Consolidated Total	$287.9	$393.8	$641.7	$725.0

(A) Includes stranded costs resulting from discontinued operations.

(Millions of dollars)			31 March 2012	30 September 2011
Identifiable assets (B)
Merchant Gases			$4,759.3	$4,579.6
Tonnage Gases			4,793.4	4,464.3
Electronics and Performance Materials			2,634.9	2,488.9
Equipment and Energy			288.4	335.6
Segment total			$12,476.0	$11,868.4
Other			836.0	878.6
Discontinued operations			592.3	532.1
Consolidated Total			$13,904.3	$13,279.1

(B)	Identifiable assets are equal to total assets less investment in net assets of and advances to equity affiliates.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of dollars, unless otherwise indicated)

1. DISCONTINUED OPERATIONS

In January 2012, the Board of Directors authorized the sale of our Homecare business, which had previously been reported as part of the Merchant Gases operating segment.

On 8 January 2012, we reached agreements for The Linde Group to purchase our Homecare business in Belgium, Germany, France, Portugal and Spain. This business represents approximately 80% of our total Homecare business revenues. We expect to sell the remaining portion of Homecare, which is primarily in the United Kingdom, within the next year.

The transaction with Linde received regulatory approval on 18 April 2012 and is expected to close on 30 April 2012. Total sale proceeds of €590 million (approximately $785) will be received in cash at closing. This amount includes contingent proceeds of €110 million (approximately $146) related to future business activity in Spain and Portugal. The gain related to the contingent proceeds will be deferred until the contingency period ends and the final proceeds are realized per the terms of the agreement. We will also be entitled to receive up to €32 million (approximately $43) of additional cash proceeds based upon collection of accounts receivable. We anticipate an after-tax gain in the range of €105-€130 million (approximately $140-$170) on the sale of this business in the third quarter of fiscal year 2012.

The Homecare business is being accounted for as discontinued operations. The results of operations and cash flows of this business have been removed from the results of continuing operations for all periods presented. The assets and liabilities of discontinued operations have been reclassified and are segregated in the consolidated balance sheets.

2. COST REDUCTION PLAN

During the second quarter ended 31 March 2012, we initiated a cost reduction plan. The results from continuing operations includes a charge of $86.8 ($60.6 after-tax, or $.28 per share) for this plan. This charge represents the ongoing actions we are taking to improve our cost structure, particularly in Europe. It includes removing the stranded costs resulting from our decision to exit the Homecare business, the reorganization of the Merchant business and the actions we are taking to right-size our European business cost structure in light of the challenging economic outlook.

This charge includes $80.8 for severance and other costs associated with the elimination of approximately 600 positions from our workforce. The remainder of the charge, $6.0, is related to the write-down of certain assets. The planned actions are expected to be completed within the next twelve months. The charge for the cost reduction plan is excluded from segment operating profit. The charge relates to the businesses at the segment level as follows: $77.3 in Merchant Gases, $3.8 in Tonnage Gases, and $5.7 in Electronics and Performance Materials.

3. INCOME TAXES

Q1 Spanish Tax Settlement

We were challenged by the Spanish tax authorities over income tax deductions taken by certain of our Spanish subsidiaries during fiscal years 2005-2011. Although we continue to believe that all positions taken were compliant with applicable laws, in November 2011 we reached a settlement with the Spanish tax authorities for €41.3 million (approximately $56) in resolution of all tax issues under examination. Of this settlement, $43.8 ($.20 per share) increased our income tax expense and had a 6.7% impact in our effective tax rate for the six months ended 31 March 2012. The cash payment for the settlement was principally paid in January 2012.

Q2 Spanish Tax Ruling

As of 30 September 2011, our unrecognized tax benefits included an amount related to certain transactions of a Spanish subsidiary for years 1991 and 1992, a period before we controlled this subsidiary. In March 2009, the Spanish appeals court (Audiencia Nacional) ruled in favor of our Spanish subsidiary. The Spanish government appealed this court decision to the Spanish Supreme Court, and as a result, we did not reverse the liability accrued for these unrecognized tax benefits. On 25 January 2012, the Spanish Supreme Court released its decision affirming the decision of the Audiencia Nacional in favor of our Spanish subsidiary. As a result, in the second quarter we recorded a reduction in income tax expense of $58.3 ($.27 per share), including interest and penalties, and a reduction in unrecognized tax benefits. This reduction in income tax expense had a 19.8% and 8.9% impact on our effective tax rate for the three and six months ended 31 March 2012, respectively.

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RECONCILIATION

NON-GAAP MEASURE

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases and purchases of noncontrolling interests. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash within cash provided by operating activities. Additionally, the purchase of noncontrolling interests in a subsidiary is accounted for as an equity transaction and will be reflected as a financing activity in the statement of cash flows.

The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which our management uses internally to evaluate and manage our expenditures.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended 31 March		Six Months Ended 31 March
(Millions of dollars)	2012	2011	2012	2011
Capital expenditures – GAAP basis	$418.9	$319.5	$782.5	$616.2
Capital lease expenditures	47.8	53.9	76.0	116.0
Purchase of noncontrolling interests	—	—	6.3	—
Capital expenditures – Non-GAAP basis	$466.7	$373.4	$864.8	$732.2